Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of March 18, 2014 (the “Effective Date”), by and between Einstein Noah Restaurant Group, Inc., a Delaware corporation (the “Company”), and Michael Arthur (the “Consultant”).

AGREEMENT

1. Retention as Independent Consultant. The Company hereby retains Consultant as an independent advisor (but does not retain any individual employee) beginning on the Effective Date and subject to termination as provided herein. In such capacity, Consultant shall perform the services and provide the deliverables identified in Exhibit A attached to this Agreement (collectively, the “Services”). Exhibit A is by this reference incorporated into this Agreement. In the event of a conflict between the terms of this Agreement and the terms of Exhibit A, the terms of this Agreement shall govern. As an independent contractor, Consultant shall accept any directions by the Board of Directors of the Company pertaining to the Services but shall be solely responsible for the means and method of work in which it will perform Services under this Agreement. Consultant agrees to complete all Services in the agreed upon timeframe identified on Exhibit A. To do so, Consultant shall determine his schedule and shall not be subject to the Company’s personnel policies and procedures, other than those specifically required by the Company of its consultants and contractors. Consultant will comply with Company’s harassment and employment practice policies as they relate to the management, treatment, hiring and termination of Company employees. The Company will not set a minimum or maximum number of hours that the Consultant may work in any given day. Consultant acknowledges that he is not subject to any contractual arrangement or non-compete clauses from any former clients or other third parties that would prevent him from performing the Services and that any other consulting being performed by Consultant does not and will not conflict nor impede with his ability to perform duties outlined in this Agreement (including on Exhibit A).

2. Compliance with Legal Requirements. The Company shall not provide workers’ compensation, disability insurance, Social Security, health insurance or unemployment compensation coverage or any other statutory benefit to Consultant.

3. Independent Contractors. This Agreement does not create a partnership, franchise, joint venture, agency or a fiduciary or employment relationship.

4. Compensation, Invoicing and Reimbursement. The Company shall pay Consultant a consulting fee (the “Consulting Fee”) of Fifty Thousand Dollars ($50,000.00) per month and grant him 41,322 restricted stock units (RSUs) in Company stock for the Services provided under this Agreement. The RSUs will vest at the rate of 3443 units per month during the term of this Agreement, with the exception of first vesting, which will vest in the amount of 3449 units immediately upon the execution of this Agreement. The complete terms of vesting of the RSUs shall be specified in the RSU award agreement. The Company will pay Consultant on the last day of each month wherein Services are provided and the monthly RSU vesting will also occur on the last day of each month wherein Services are provided. The Company will timely deliver to Consultant a 1099 for all fees paid to Consultant. The Company will reimburse Consultant for all business related travel and expenses in the performance of the services described in this Agreement.

5. Work Product. All of Consultant’s work product, including but not limited to data, methodologies, ideas, concepts, business reports, analysis, reports, survey and audit materials, documentation, information, training materials and any other works discovered, prepared or developed by or for Consultant in the course of or resulting from the provision of Services under this Agreement (but excluding Consultant’s Pre-Existing IP and methodologies) (collectively, the “Work Product”) will be the sole and exclusive property of the Company. It is, however, specifically agreed to and understood that the Company shall not unduly withhold approval for Consultant to use such Work Product, which was created by him while performing under the terms of this Agreement, in other non-competitive consulting or employment assignments.

Consultant acknowledges that all items of Work Product that are original works of authorship which Consultant makes (solely or jointly with others) in the course of or resulting from the provision of the Services for the Company and which are protectable by copyright are either “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101), or otherwise subject to the assignment to the Company. Consultant hereby assigns (and agrees to cause to be assigned) to the Company, without further consideration, the entire right, title and interest in and to the Work Product. Company is entitled, as author, to the copyright and all other rights therein throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof as the Company may determine. Consultant hereby irrevocably waives (and to the extent necessary, has caused her employees, contractors and others to waive) all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to all purposes for which the Work Product may be used, including without limitation: (i) all rights under the copyright laws (ii) any rights of attribution and integrity or any other “moral rights of authors” existing under any laws. At no additional charge, Consultant further agrees to execute any documents and do all things required to record and/or confirm any assignment of copyright made hereunder or otherwise evidence, perfect, defend, protect, convey or enforce the rights of the Company in the Work Product, at the expense of the Company.

6. Term and Termination. The term of this Agreement begins on the Effective Date and will continue for a minimum period of three (3) months from the date of execution and thereafter continue on a month-to-month until terminated. At any time during the Term, the Company shall have the right to terminate the Agreement immediately for Cause. For purposes of this Agreement, Cause shall include termination for: (a) material breach of this Agreement by Consultant; (b) intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the reasonable directives of the Board of Directors of the Company or to the Company’s policies and procedures; (c) gross negligence in the performance of his material duties under this Agreement; (d) willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company, that in the reasonable judgment of the Board of Directors materially and adversely affect the Company; (e) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (f) the commission of any act in direct or indirect competition with or materially detrimental the best interests of the Company that is in breach of the Consultant’s fiduciary duties of care, loyalty and good faith to the Company. In the event this Agreement is terminated for Cause, Consultant shall thereafter have no right to receive any benefits under this Agreement. Following the initial three-month period, either party has the right to terminate this Agreement without cause upon 30 days’ prior written notice.

7. Severability, Amedments and Waivers. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intent of the parties hereto that the provisions hereof be enforceable to the full extent permitted by applicable law. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

8. Applicable Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles, Any and all disputes or controversies arising out of or relating to any aspect of this Agreement shall be settled finally and exclusively by arbitration in Denver, Colorado as follows:

a. The arbitration shall be governed by the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect (or such replacement rules then in effect).

b. Such arbitration shall be conducted by an arbitrator appointed by the American Arbitration Association in accordance with its rules.

c. Any finding by such arbitrator shall be final and binding upon the parties, and a judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS HEREOF AND AGREEMENT HERETO, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Name:	Rhonda J. Parish
Title:	Chief Legal Officer

CONSULTANT:

MICHAEL ARTHUR

Signature:	/s/ Michael Arthur

EXHIBIT A

Description of Services/Deliverables to be Provided:

Consultant will serve as Company’s Interim Chief Executive Officer (CEO) and President reporting directly to the Board of Directors for Company and provide strategic direction and guidance for the Company as appropriate for the role.

Exhibit A-1